Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE	For additional information: Ed Merritt Treasurer and VP Investor Relations (651) 787-1068

January 23, 2014

DELUXE REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS
Revenue grows 7.8%; Q4 Marketing Solutions and Other Services represents 25% of total revenue
Diluted EPS of $0.90 grows 8.4%; Adjusted EPS of $1.04 grows 9.5% exceeding high end of outlook
Provides 2014 Outlook; projects growing revenue and EPS and strong cash flow
Declares regular quarterly dividend

St. Paul, Minn. – January 23, 2014 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the fourth quarter ended December 31, 2013. Key financial highlights include:

	Q4 2013	Q4 2012	% Change
Revenue	$417.8 million	$387.6 million	7.8%
Net Income	$45.7 million	$42.6 million	7.3%
Diluted EPS – GAAP	$0.90	$0.83	8.4%
Adjusted Diluted EPS – Non-GAAP	$1.04	$0.95	9.5%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue of $417.8 million was above the mid-point of the range in the prior outlook and adjusted diluted EPS exceeded the high end of the range in the prior outlook. The strong earnings performance was driven primarily by better operating margins in Small Business Services and Financial Services and a lower effective tax rate. GAAP Diluted EPS also includes in 2013, an after tax non-cash asset impairment charge of $0.06 per share related to the write-down of a customer relationship intangible asset in the Small Business Services segment and higher restructuring charges.

"We delivered an outstanding fourth quarter, our fourth consecutive year of revenue growth, and our fifth consecutive year of cash flow from operations growth," said Lee Schram, CEO of Deluxe.  "Our transformation continues to deliver strong results.  Marketing solutions and other services grew to 22% of total revenue for the year and we expect it to grow to 25% of revenue in 2014 along with expected continued growth in total revenue and earnings per share."

Fourth Quarter 2013 Highlights:

•	Revenue increased 7.8% year-over-year, with the strongest performance in the Small Business Services segment which grew 11.8% followed by Financial Services which grew 5.5%.

•	Revenue from marketing solutions and other services increased 19.8% year-over-year and accounted for 25% of total revenue in the quarter.

•	Gross margin was 63.6% of revenue, down from 64.5% in the fourth quarter of 2012. The primary drivers of the decline were a shift in product and services mix and higher delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 5.1% from last year primarily driven by additional SG&A expense from acquisitions and spending on other revenue-generating initiatives, partially offset by lower medical expenses.

•
Operating income increased 0.3% year-over-year and includes restructuring and transaction-related costs and a non-cash asset impairment charge due to a write-down of a Small Business Services customer relationship intangible asset. Adjusted operating income, which excludes these items in both periods, increased 8.4% year-over-year from higher revenue per order, continued cost reductions and lower medical expenses.

•
Diluted EPS increased 8.4% year-over-year driven primarily by stronger operating performance and lower interest expense, partially offset by a higher effective tax rate compared to 2012. The 2012 tax rate benefited from favorable discrete items. Results for 2012 also included a charge of $0.07 per diluted share related to the early retirement of debt.

Segment Highlights

Small Business Services

•
Revenue was $284.6 million and increased 11.8% year-over-year due to growth in marketing solutions and other services, including the results of VerticalResponse which we acquired in the second quarter of 2013, as well as growth in accessories and checks and the impact of price increases. Additionally, the Safeguard® distributor and dealer channels grew in the quarter.

•
Operating income increased 2.5% from last year to $44.8 million. Adjusted operating income, which excludes the 2013 asset impairment charge and restructuring-related costs in both periods, increased 16.0% year-over-year due primarily to higher revenue and cost reductions.

Financial Services

•	Revenue was $86.5 million and increased 5.5% year-over-year due to price increases and growth in non-check products and services, partially offset by check usage declines.

•
Operating income increased 4.4% from last year to $19.0 million, reflecting the continued benefits of cost reductions and price increases. Adjusted operating income, which excludes restructuring-related costs in both periods and transaction-related costs in 2013, improved about 7.7% from 2012.

Direct Checks

•	Revenue of $46.7 million declined 8.6% year-over-year. The decline was in line with expectations and a result of lower check order volumes.

•	Operating income declined 10.7% year-over-year as a result of lower revenue, partially offset by cost reductions.

Other Highlights

•
Cash provided by operating activities for 2013 was $261.5 million, an increase of $17.5 million compared to 2012. Higher payments for incentive compensation related to our 2012 performance and higher income tax payments were more than offset by lower VEBA contributions to fund future medical benefits and lower interest expense, as well as lower contract acquisition payments.

•	During the fourth quarter, the Company repurchased $15.0 million of common stock in open market transactions. For the full year, the company repurchased $48.8 million of common stock.

•
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per common share on all outstanding shares of the Company. The dividend will be payable on March 3, 2014 to shareholders of record at the close of business on February 14, 2014.

•
In late December 2013, the Company acquired Destination Rewards in an all-cash transaction for $20.1 million, net of acquired cash. Destination Rewards, a leading customer rewards and loyalty program provider, employs 196 people and will continue to be based in Boca Raton, Florida. The acquisition is expected to generate at least $15 million of revenue in 2014 and be approximately $0.03 dilutive to EPS in 2014 after acquisition-related amortization expense.

Outlook

First Quarter 2014:	Current outlook (1/23/2014)
Revenue	$397 to $405 million
Diluted EPS – GAAP	$0.91 to $0.96

Full Year 2014:
Revenue	$1.610 to $1.650 billion
Marketing Solutions and Other Services Revenue	$400 to $410 million
Diluted EPS – GAAP	$3.90 to $4.10
Operating Cash Flow	$260 to $275 million
Capital Expenditures	approximately $40 million
Depreciation and Amortization	approximately $64 million
Effective Tax Rate	approximately 34%

Upcoming Management Presentations

Deluxe Management will be participating at the following events in the first quarter where you can hear more about the Company transformation:

•	February 11th and 12th - UBS Small-Mid Cap Conference in Boston

•	February 24th - JPMorgan Global High Yield conference in Miami Beach

•	February 25th and 26th - R. W. Baird Business Solutions Conference in New York

•	March 10th and 11th - Credit Suisse 16th Annual Global Services Conference in Phoenix

•	March 18th and 19th - Bank of America/Merrill Lynch Small-Mid Cap Conference in Boston

Earnings Call Information

•
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-617-597-5380 (access code 50437691). A presentation also will be available via a simultaneous webcast on our investor relations website at www.deluxe.com/investor.

•	Alternatively, an audio replay of the call will be available through midnight on January 30th by calling 1-617-801-6888 (access code 50924853#).

About Deluxe Corporation

Deluxe is a growth engine for small businesses and financial institutions. Over four and a half million small business customers access Deluxe’s wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, and logo design. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements

Statements made in this release concerning the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including web design, hosting, email marketing and other services, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, and risk management services, and the failure of such newer products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2012.

Diluted EPS Reconciliation

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2013 and 2012. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2013 and 2012 (restructuring and transaction-related costs, an asset impairment charge and net loss on repurchases of debt) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q4 2013	Q4 2012
Adjusted Diluted EPS	$1.04	$0.95
Net loss on repurchases of debt	—	(0.07)
Restructuring and related costs	(0.07)	(0.05)
Asset impairment charge	(0.06)	—
Transaction-related costs	(0.01)	—
Reported Diluted EPS	$0.90	$0.83

	Actual
	Total Year	Total Year
	2013	2012
Adjusted Diluted EPS	$3.87	$3.53
Restructuring and related costs	(0.14)	(0.13)
Net loss on repurchases of debt	—	(0.07)
Asset impairment charge	(0.06)	—
Transaction-related costs	(0.02)	(0.01)
Reported Diluted EPS	$3.65	$3.32

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2013		2012
Product revenue	$354.9		$339.2
Service revenue	62.9		48.4
Total revenue	417.8		387.6
Cost of products sold	(123.1)	(29.5%)	(115.7)	(29.9%)
Cost of services	(29.0)	(6.9%)	(21.9)	(5.7%)
Total cost of revenue	(152.1)	(36.4%)	(137.6)	(35.5%)
Gross profit	265.7	63.6%	250.0	64.5%

Selling, general and administrative expense	(178.3)	(42.7%)	(169.7)	(43.8%)
Net restructuring charges	(4.4)	(1.1%)	(2.5)	(0.6%)
Asset impairment charge	(5.0)	4.1%	—	—
Operating income	78.0	18.7%	77.8	20.1%

Loss on early extinguishment of debt	—	—	(5.3)	(1.4%)
Interest expense	(9.6)	(2.3%)	(11.9)	(3.1%)
Other income	0.4	0.1%	0.3	0.1%
Income before income taxes	68.8	16.5%	60.9	15.7%

Income tax provision	(23.1)	(5.5%)	(18.3)	(4.7%)
Net income	$45.7	10.9%	$42.6	11.0%

Weighted average dilutive shares outstanding	50.9		51.1

Diluted earnings per share	$0.90		$0.83

Capital expenditures	$10.7		$9.6
Depreciation and amortization expense	16.2		16.0
Number of employees-end of period	5,575		5,476

Non-GAAP financial measure - EBITDA(1)	$94.6		$88.8
Non-GAAP financial measure - Adjusted EBITDA(1)	105.3		98.1

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and transaction-related costs, net loss on repurchases of debt and asset impairment charges) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2013 and 2012 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2013	2012
Adjusted EBITDA	$105.3	$98.1
Restructuring and related costs	(5.3)	(4.0)
Loss on early extinguishment of debt	—	(5.3)
Asset impairment charge	(5.0)	—
Transaction-related costs	(0.4)	—
EBITDA	94.6	88.8
Income tax provision	(23.1)	(18.3)
Interest expense	(9.6)	(11.9)
Depreciation and amortization expense	(16.2)	(16.0)
Net income	$45.7	$42.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2013		2012
Product revenue	$1,369.7		$1,345.9
Service revenue	215.1		169.0
Total revenue	1,584.8		1,514.9
Cost of products sold	(463.5)	(29.2%)	(447.0)	(29.5%)
Cost of services	(97.6)	(6.2%)	(77.4)	(5.1%)
Total cost of revenue	(561.1)	(35.4%)	(524.4)	(34.6%)
Gross profit	1,023.7	64.6%	990.5	65.4%

Selling, general and administrative expense	(691.4)	(43.6%)	(680.6)	(44.9%)
Net restructuring charges	(9.4)	(0.6%)	(7.9)	(0.5%)
Asset impairment charge	(5.0)	(0.3%)	—	—
Operating income	317.9	20.1%	302.0	19.9%

Loss on early extinguishment of debt	—	—	(5.3)	(0.3%)
Interest expense	(38.3)	(2.4%)	(46.8)	(3.1%)
Other income	1.5	0.1%	0.9	0.1%
Income before income taxes	281.1	17.7%	250.8	16.6%

Income tax provision	(94.4)	(6.0%)	(80.3)	(5.3%)
Net income	$186.7	11.8%	$170.5	11.3%

Weighted average dilutive shares outstanding	51.0		51.1

Diluted earnings per share	$3.65		$3.32

Capital expenditures	$37.4		$35.2
Depreciation and amortization expense	64.5		65.7
Number of employees-end of period	5,575		5,476

Non-GAAP financial measure - EBITDA(1)	$383.9		$363.3
Non-GAAP financial measure - Adjusted EBITDA(1)	401.0		379.8

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2013	2012
Adjusted EBITDA	$401.0	$379.8
Restructuring and related costs	(10.9)	(10.8)
Loss on early extinguishment of debt	—	(5.3)
Asset impairment charge	(5.0)	—
Transaction-related costs	(1.2)	(0.4)
EBITDA	383.9	363.3
Income tax provision	(94.4)	(80.3)
Interest expense	(38.3)	(46.8)
Depreciation and amortization expense	(64.5)	(65.7)
Net income	$186.7	$170.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$121.1	$45.4
Other current assets	198.2	174.3
Property, plant & equipment-net	101.3	104.2
Intangibles-net	153.6	150.7
Goodwill	822.8	789.6
Other non-current assets	172.5	148.2
Total assets	$1,569.5	$1,412.4

Current portion of long-term debt	$255.6	$—
Other current liabilities	240.6	220.1
Long-term debt	385.1	652.6
Deferred income taxes	82.8	75.1
Other non-current liabilities	54.9	31.7
Shareholders' equity	550.5	432.9
Total liabilities and shareholders' equity	$1,569.5	$1,412.4

Shares outstanding	50.3	50.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2013	2012
Cash provided (used) by:
Operating activities:
Net income	$186.7	$170.5
Depreciation and amortization of intangibles	64.5	65.7
Loss on early extinguishment of debt	—	5.3
Asset impairment charge	5.0	—
Contract acquisition payments	(12.1)	(17.0)
Other	17.4	19.5
Total operating activities	261.5	244.0
Investing activities:
Purchases of capital assets	(37.4)	(35.2)
Payments for acquisitions	(69.7)	(34.2)
Proceeds from company-owned life insurance policies	4.6	—
Other	1.5	0.9
Total investing activities	(101.0)	(68.5)
Financing activities:
Net change in debt	(1.5)	(88.9)
Dividends	(50.7)	(50.9)
Share repurchases	(48.8)	(27.2)
Shares issued under employee plans	15.9	12.3
Other	2.8	(4.8)
Total financing activities	(82.3)	(159.5)
Effect of exchange rate change on cash	(2.5)	0.7
Net change in cash and cash equivalents	75.7	16.7
Cash and cash equivalents: Beginning of period	45.4	28.7
Cash and cash equivalents: End of period	$121.1	$45.4

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2013	2012
Revenue:
Small Business Services	$284.6	$254.5
Financial Services	86.5	82.0
Direct Checks	46.7	51.1
Total	$417.8	$387.6

Operating income: (1)
Small Business Services	$44.8	$43.7
Financial Services	19.0	18.2
Direct Checks	14.2	15.9
Total	$78.0	$77.8

Operating margin: (1)
Small Business Services	15.7%	17.2%
Financial Services	22.0%	22.2%
Direct Checks	30.4%	31.1%
Total	18.7%	20.1%

	Year Ended December 31,
	2013	2012
Revenue:
Small Business Services	$1,050.2	$961.6
Financial Services	343.2	341.1
Direct Checks	191.4	212.2
Total	$1,584.8	$1,514.9

Operating income: (1)
Small Business Services	$175.9	$160.4
Financial Services	82.3	77.7
Direct Checks	59.7	63.9
Total	$317.9	$302.0

Operating margin: (1)
Small Business Services	16.7%	16.7%
Financial Services	24.0%	22.8%
Direct Checks	31.2%	30.1%
Total	20.1%	19.9%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(1) Operating income includes the following restructuring and transaction-related costs and the asset impairment charge:

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Small Business Services	$8.1	$1.9	$11.2	$6.5
Financial Services	2.0	1.3	4.7	2.0
Direct Checks	0.6	0.8	1.2	2.7
Total	$10.7	$4.0	$17.1	$11.2

The table below is provided to assist in understanding the comparability of the Company's results of operations for the quarters and years ended December 31, 2013 and 2012. The Company's management believes that operating income by segment, excluding restructuring and transaction-related costs, as well as an asset impairment charge in 2013, is a useful financial measure because these items impacted the comparability of reported operating income during 2013 and 2012. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
AND ASSET IMPAIRMENT CHARGE
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2013	2012
Adjusted operating income: (1)
Small Business Services	$52.9	$45.6
Financial Services	21.0	19.5
Direct Checks	14.8	16.7
Total	$88.7	$81.8

Adjusted operating margin: (1)
Small Business Services	18.6%	17.9%
Financial Services	24.3%	23.8%
Direct Checks	31.7%	32.7%
Total	21.2%	21.1%

	Year Ended December 31,
	2013	2012
Adjusted operating income: (1)
Small Business Services	$187.1	$166.9
Financial Services	87.0	79.7
Direct Checks	60.9	66.6
Total	$335.0	$313.2

Adjusted operating margin: (1)
Small Business Services	17.8%	17.4%
Financial Services	25.3%	23.4%
Direct Checks	31.8%	31.4%
Total	21.1%	20.7%

(1) Operating income excluding restructuring and transaction-related costs and the asset impairment charge reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted operating income	$88.7	$81.8	$335.0	$313.2

Restructuring and transaction-related costs and asset impairment charge:
Small Business Services	(8.1)	(1.9)	(11.2)	(6.5)
Financial Services	(2.0)	(1.3)	(4.7)	(2.0)
Direct Checks	(0.6)	(0.8)	(1.2)	(2.7)
Total	(10.7)	(4.0)	(17.1)	(11.2)

Reported operating income	$78.0	$77.8	$317.9	$302.0